[Manning Elliot letterhead]

                                  EXHIBIT 16.01

Re: Golden Hand Resources, Inc.
File Ref. No. 333-61610

This letter will confirm that we reviewed Item 4.01 of the Company's Form 8-K/A (Amendment No. 1) dated January 5, 2005, captioned "Changes in Registrant's Certifying Accountant" and that we agree with the statements made therein as they relate to Manning Elliott. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of Kost Forer Gabbay & Kasierer or the approval of such engagement by the Board of Directors.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K/A.

                                       /s/ Manning Elliott

                                       Manning Elliott

CHARTERED ACCOUNTANTS

VANCOUVER, CANADA

January 5, 2005